                                                                   EXHIBIT 99.3


         ANALOGY REPORTS RECORD REVENUE AND EARNINGS IN FISCAL THIRD QUARTER

Beaverton, Oregon - January 22, 1998 - Analogy, Inc. (NASDAQ:ANLG) today announced its financial results for the third fiscal quarter ended December 31, 1997. Both revenue and net income were the highest of any quarter in the company's history.

     Total revenue for the third quarter of fiscal 1998 was $7,846,000, or 15% above revenue of $6,816,000 in the third quarter of fiscal 1997. Product license revenue increased from $4,434,000 to $4,511,000, and service and other revenue increased from $2,382,000 to $3,335,000. Total revenue year-to-date for fiscal 1998 was $20,974,000, or 25% above revenue of $16,791,000 reported for the comparable period a year ago.

     Net income in the third quarter of fiscal 1998 was $347,000, compared with a net loss of $1,675,000 in the third quarter a year ago. Included in the net loss for the prior year's third fiscal quarter is a non-recurring charge of $1,896,000 for in-process research and development expenses related to an acquisition. Excluding this one-time charge, net income for Analogy for the third quarter a year ago was $221,000, and net income for the third quarter of the current fiscal year was 57% above the adjusted net income figure for the prior fiscal year.

       Diluted net income per share for the third quarter and year-to-date for the current fiscal year was $0.04 and $0.03, respectively, based on a weighted average of 9,834,000 and 9,639,000 shares outstanding, respectively. Basic and diluted earnings per share were the same for the quarter and the year-to-date period. The fiscal 1997 third quarter loss per share was $0.19, based on a weighted average of 8,596,000 shares outstanding, and the fiscal 1997 year-to-date loss per share was $0.39, based on a weighted average of 8,422,000 shares outstanding.

     "We continue to make progress on sales and earnings," said Gary Arnold, chairman and president of Analogy. "This quarter included revenue from a number of important long-term contracts from domestic and European customers. We are pleased to see some resurgence in business from the domestic automotive sector, as well as continued strength in the semiconductor and aerospace sectors of our business. As we enter the fourth quarter, which has historically been our strongest quarter, we are cautiously optimistic about the continued growth in our business."

     Analogy, Inc. is a world leader in the development of high-performance design and analysis software and model libraries for the design of mixed-signal and mixed-technology systems. The company's products are used in the aerospace, automotive/transportation, semiconductor, telecommunications, computer peripherals, medical and industrial control industries. Analogy has offices and support staff throughout the United States, Europe and Asia and is headquartered in Beaverton, Oregon. For on-line information, visit the company's web site at: http//www.analogy.com.


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

ANALOGY, INC.
Consolidated Income Statement
(000, except per share data)
(unaudited)



                                                Quarter Ended              Nine Months Ended
                                           12/31/97       12/31/96      12/31/97        12/31/96

Product license revenue                    $ 4,511       $  4,434       $ 11,906        $ 9,987
Service and other                            3,335          2,382          9,068          6,804
Total revenue                                7,846          6,816         20,974         16,791

Cost of product license revenue                364            409          1,344          1,160
Cost of service and other revenue              669            629          2,205          1,640
Total cost of revenue                        1,033          1,038          3,549          2,800

Gross profit                                 6,813          5,778         17,425         13,991

Research and development                     1,587          1,493          4,290          4,133
Sales and marketing                          3,868          3,286         10,284          9,038
General and administrative                     727            584          2,151          1,941
Amortization of intangibles                     92             45            276             45
Acquired in-process research and
  development                                    -          1,896              -          1,896

Total operating expenses                     6,274          7,304         17,001         17,053

Operating income (loss)                        539         (1,526)           424         (3,062)

Other expense, net                              77             38             83             29

Income (loss) before income tax                462         (1,564)          (341)        (3,091)

Income tax expense                             115            111             87            225

Net income (loss)                          $   347       $ (1,675)      $    254       $ (3,316)

Basic net income (loss) per share          $  0.04       $  (0.19)      $   0.03       $  (0.39)
Diluted net income (loss) per share        $  0.04       $  (0.19)      $   0.03       $  (0.39)

Weighted average shares outstanding-
   Basic                                     9,193          8,596          9,164          8,422
   Diluted                                   9,834          8,596          9,639          8,422



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


ANALOGY, INC.
Consolidated Balance Sheet
(000)

                                          12/31/97             3/31/97
     (unaudited)

Cash and cash equivalents                 $  2,001            $  1,827
Marketable securities                            -               1,697
Accounts receivable, net                    10,835               9,161
Prepaid expenses                             1,249                 886
Other assets                                   483                 455
Total current assets                        14,568              14,026

Furniture, fixtures and equipment, net       3,960               4,280
Library costs, net                           3,549               2,729
Other assets, net                              826               1,095

Total assets                              $ 22,903            $ 22,130



Accounts payable                               818               1,301
Current portion of capital leases              310                 566
Accrued salaries and benefits                2,181               2,095
Accrued expenses                               259                 181
Unearned revenue                             6,750               5,812
Total current liabilities                   10,318               9,955

Non-current portion of capital leases          722                 499
Other liabilities                              117                 359
Total long-term liabilities                    839                 858

Common stock                                17,367              17,124
Foreign currency translation                  (223)               (155)
Accumulated deficit                         (5,398)             (5,652)

Total shareholders' equity                  11,746              11,317

Total liabilities and equity              $ 22,903            $ 22,130


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